EXHIBIT 10.1
FORM OF
DIGITALGLOBE, INC.
2007 EMPLOYEE STOCK PLAN
Restricted Stock Award Agreement
Award No. ____
You are hereby awarded the following grant of common stock (the “Grant”) of DigitalGlobe, Inc. (the “Company”), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (the “Award Agreement”) and in the DigitalGlobe, Inc. 2007 Employee Stock Option Plan (the “Plan”). You should carefully review these documents, and consult with your personal financial advisor, before accepting this award. This Award is conditioned on your execution of this Award Agreement and returning a signed copy to the Company’s HR Department.
By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).
1. Specific Terms. This Award shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Your Name:

Type of Stock:	Restricted Stock

Number of Shares:	Fair Market Value at Grant:

Grant Date:

Vesting Schedule:	(Establishes your right to obtain a nonforfeitable right in the Number of Shares stated above, subject to any shareholder approval requirement set forth in the Plan.)

30% of such Stock (the “First Tranche”) shall vest on August 31, 2011, and 70% of such Stock (the “Second Tranche”) shall vest on August 31, 2012, conditioned upon your continued employment with the Company as of each vesting date.

2. Termination of Continuous Service. If your Continuous Service with the Company terminates for any reason, this Grant shall terminate with respect to Shares of Restricted Stock that have not vested as of the date of such termination, such Shares shall be forfeited, and you shall have not further rights with respect thereto. Notwithstanding the foregoing:
(i)
If your employment is terminated by the Company without Cause, of if you resign for Good Reason, any unvested Shares of Restricted Stock shall immediately vest, subject to your execution of a release of claims reasonably acceptable to the Company.

(ii)
If your employment terminates due to your death or Disability, then (x) to the extent unvested, a number of Shares in the First Tranche shall vest equal to the total number of such Shares multiplied by a fraction, the numerator of which is the number of days from September 1, 2010 through your date of termination, and the denominator of which is 365, and (y) a number of shares in the Second Tranche shall vest equal to the total number of such Shares multiplied by a fraction, the numerator of which is the number of days from September 1, 2010 through your date of termination, and the denominator of which is 730.

For the avoidance of doubt, and notwithstanding any other agreement between you and the Company, a change in control or other corporate transaction shall not, standing alone, result in the vesting of any Shares.
3. Rights as Shareholder. You shall have the right to vote the Shares of Restricted Stock, but shall otherwise enjoy none of the rights of a stockholder (including the right to receive dividends or equivalent payments) until the applicable Shares have vested. Notwithstanding the foregoing, dividends shall be paid to you (or, as applicable, a permitted transferee) in connection with the vesting of Shares to the extent provided in Section 8(e) of the Plan. The Shares shall be registered in your name on the Grant Date through a book entry credit in the records of the Company’s transfer agent, but shall be recorded as restricted non-dividend paying shares of Shares until the Shares have vested. Upon the vesting of Shares, the Company shall instruct its transfer agent to record such shares as unrestricted. In the event any stock certificates are issued in respect of the Shares of Restricted Stock prior to their vesting, such certificates shall bear a restrictive legend determined by the Committee until the expiration of the vesting of such Shares.
4. Restrictions on Transfer of Awards. This Award Agreement and the Shares of Restricted Stock may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee except to the extent that the shares of Restricted Stock have vested. If the Committee permits any such transfer, any transferee shall succeed and be subject to all of the terms of this Award Agreement and the Plan. If you experience a termination of Continuous Service, all unvested Shares shall be forfeited without any further action.
5. Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement, unless authorized by the Committee in writing, any Shares issued pursuant to this Award Agreement shall be non-transferable except in accordance with Section 4 above.

6. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise with respect to the grant or vesting of the Shares, and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes; provided that the Company’s obligation to withhold taxes with respect to the issuance or vesting of the Shares shall be satisfied by any method acceptable to the Committee (including withholding of Shares, but only up to the minimum legally-required tax withholdings).
7. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you generally shall be in writing and generally shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Any notice or communication required or permitted by any provision of this Award Agreement to be given by you must be in writing and delivered personally or by certified mail, return receipt requested, addressed to the Company’s HR Manager at its corporate headquarters. Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
8. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
9. Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 13 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code). Notwithstanding the foregoing, the Committee may, however, take any action permitted by Section 11 of the Plan without your written consent.
10. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
11. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.
12. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
13. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

14. Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.
15. Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; (iv) unless you have a written agreement signed by the Company’s President providing otherwise, you are an at-will employee who may be terminated at any time and for any or no reason; and (v) the Company would not have granted this Award to you but for these acknowledgments and agreements.
16. Long-term Consideration for Award. By executing this Award Agreement you acknowledge the terms and conditions set forth in Section 23 of the Plan and that such terms are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Section 23 of the Plan, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in this Section 16 of this Award Agreement or Section 23 of the Plan, shall cause this Award to become null, void, and unenforceable. You further acknowledge and agree that the terms and conditions of this Section and Section 23 of the Plan shall survive both (i) the termination of your Continuous Service for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or Section 23 of the Plan or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):
(i)	declaration that the Award is null and void and of no further force or effect;
(ii)	recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;
(iii)
recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.

17. Electronic Delivery. You hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company, the Plan, and the Shares via Company web site or other electronic delivery.
18. Governing Law. The laws of the State of Colorado shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
19. Definitions. For purposes hereof:
(i)
“Cause” shall have the meaning specified in your Employment Agreement or Severance Protection Agreement, if any. If there is no such Agreement, or if such Agreement does not define such term, “Cause” shall mean (a) conviction of a felony or a crime involving fraud or moral turpitude; (b) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs your ability to perform appropriate employment duties for the Company; (c) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company, including violation of a non-competition or confidentiality agreement; (d) willful failure to follow lawful instructions of the person or body to which you report; or (e) gross negligence or willful misconduct in the performance of your assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of your job objectives.

(ii)
“Disability” shall have the meaning specified in your Employment Agreement or Severance Protection Agreement, if any. If there is no such Agreement, or if such Agreement does not define such term, “Disability” shall mean a physical or mental illness, injury, or condition that prevents you from performing substantially all of your duties associated with your position or title with the Company for at least 90 days in a 12-month period.

(iii)
“Good Reason” shall have the meaning specified in your Employment Agreement or Severance Protection Agreement, if any. If there is no such Agreement, or if such Agreement does not define such term, “Good Reason” shall mean your voluntary termination, upon thirty (30) days prior written notice to the Company, following the occurrence of any of the following, provided, that the Company has not cured such event within such thirty (30) days following the receipt of such notice: (a) a material reduction or change in your job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements; (b) any reduction of your base compensation; or (c) your refusal to relocate to a facility or location more than thirty (30) miles from your primary office as of the Grant Date.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the grant of Stock is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

DIGITALGLOBE, INC.

By:

Name:
Title:

PARTICIPANT:

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant: